Exhibit 21

                         Subsidiaries of Viapay Limited

Name                                        Country of Incorporation

Viapay Limited                              Ireland
Viapay Holdings                             Ireland
Viapay Technologies Limited                 England, United Kingdom
Viapay Personnel Services Limited           Jersey, United Kingdom